Exhibit 99.1

Contacts:
Linda Heller	Kristyn Moll
Senior Vice President, Finance and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES SECOND QUARTER 2009 RESULTS

Camarillo, CA, July 23, 2009 — Power-One, Inc. (NASDAQ: PWER) (the “Company”), a leading provider of power conversion and power management solutions, today announced that net sales were $91.2 million for the second quarter ended June 28, 2009, a decrease of 39% from $149.3 million in the second quarter of 2008.  The net loss attributable to common stockholders, was $6.8 million, or $0.08 per share, compared to $3.9 million, or $0.04 per share, for the same period last year.  Included in the net loss for the second quarter of 2009 was $3.9 million of restructuring charges which were primarily due to severance charges related to the previously announced plant closure in the Dominican Republic.  The negative impact of the decline in sales on the second quarter results was partially offset by a net gain of $5.3 million on the repurchase of the Company’s 8% senior secured convertible notes due 2013.

The difficult market environment continued to influence the Company’s sales during the quarter and resulted in a weakening in demand for power conversion products. Bookings of $89.0 million yielded a book to bill ratio of 0.98 in the second quarter of 2009.

For the second quarter of 2009, gross margin was 19.9% compared to 14.2% in the first quarter of 2009, and 20.5% in the year ago quarter. The sequential improvement in gross margin from the first quarter of 2009 was largely attributable to the cost reduction initiatives implemented by the Company in previous quarters. In addition, S,G&A, engineering, quality assurance and amortization expenses decreased 32% to $21.3 million compared with $31.2 million for the second quarter of 2008.

The Company continues to realign its global manufacturing resources and execute aggressive actions to streamline operations and reduce costs. During the second quarter, the Company announced plans to close the Dominican Republic facility and expects to realize an annual savings of approximately $14 to $15 million from the closure. Other restructuring efforts reduced the Company’s headcount by approximately 300, which resulted in a year-to-date headcount reduction of 1,300, or 29%.

Richard Thompson, Chief Executive Officer, commented, “While the market environment continued to impact our sales during the quarter, we remained focused on increasing overall operational efficiency and further decreasing our cost structure. Gross margin improved despite lower revenues, and we are on track to complete the transfer of production from the Dominican Republic facility, which will have a positive impact on our results in later periods.”

Continuing, Mr. Thompson said, “The renewable energy market continues to show increasing promise having ramped throughout the last quarter.  Additionally, our book to bill ratio improved for the first time in over 12 months suggesting that the demand curve may have reached an inflection point.”

Business Outlook

Due to the current economic uncertainty and poor demand visibility, the Company is not providing financial guidance for the third quarter and full year 2009.

Earnings Conference Call

Power-One will discuss its 2009 second quarter results today beginning at 2:00 p.m. Pacific Time.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

NET SALES	$91,169	$149,273	$189,009	$267,031
COST OF GOODS SOLD	73,028	118,692	157,003	215,124
GROSS PROFIT	18,141	30,581	32,006	51,907

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	13,653	18,834	26,839	39,048
Engineering and quality assurance	7,234	11,796	14,742	23,824
Amortization of intangibles	372	540	774	1,408
Restructuring costs	3,882	—	5,013	—
Goodwill impairment	—	—	56,999	—
Total expenses	25,141	31,170	104,367	64,280

LOSS FROM OPERATIONS	(7,000)	(589)	(72,361)	(12,373)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	17	165	222	383
Interest expense	(2,211)	(3,149)	(4,336)	(5,120)
Other income (expense), net	3,182	(968)	8,296	(2,686)
Total interest and other income (expense)	988	(3,952)	4,182	(7,423)

LOSS BEFORE INCOME TAXES	(6,012)	(4,541)	(68,179)	(19,796)

PROVISION (BENEFIT) FOR INCOME TAXES	446	240	(406)	(200)
EQUITY IN EARNINGS FROM JOINT VENTURE	134	872	275	2,048
NET LOSS	$(6,324)	$(3,909)	$(67,498)	$(17,548)

PREFERRED STOCK DIVIDEND AND ACCRETION	506	—	506

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,830)	$(3,909)	$(68,004)	$(17,548)

BASIC AND DILUTED LOSS PER SHARE	$(0.08)	$(0.04)	$(0.77)	$(0.20)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	88,005	87,554	87,934	87,473

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	June 28,	December 28,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$75,681	$28,414
Accounts receivable:
Trade (net of allowance)	94,531	143,093
Other	4,512	2,698
Inventories	81,426	101,608
Prepaid expenses and other current assets	12,026	11,037

Total current assets	268,176	286,850

PROPERTY AND EQUIPMENT, net	50,573	55,381
INTANGIBLE ASSETS, net	19,392	79,311
OTHER ASSETS	8,378	7,417

TOTAL ASSETS	$346,519	$428,959

LIABILITIES, PREFERRED STOCK AND EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$17,392	$26,949
Accounts payable	65,647	100,658
Restructuring reserve	5,542	3,651
Long-term debt, current portion	210	472
Other accrued expenses and current liabilities	26,478	26,544

Total current liabilities	115,269	158,274

LONG-TERM DEBT, less current portion	77,280	70,425
OTHER LONG-TERM LIABILITIES	16,956	16,041

REDEEMABLE CONVERTIBLE PREFERRED STOCK	18,051	—

STOCKHOLDERS’ EQUITY:
Common stock	88	88
Additional paid-in capital	621,982	618,255
Accumulated other comprehensive income	38,160	39,645
Accumulated deficit	(541,267)	(473,769)

Total stockholders’ equity	118,963	184,219

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$346,519	$428,959

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

Orders	$89,001	$149,292	$165,855	$304,387

Sales	$91,169	$149,273	$189,009	$267,031

Operating Loss	$(7,000)	$(589)	$(72,361)	$(12,373)

Net Loss Attributable to Common Stockholders	$(6,830)	$(3,909)	$(68,004)	$(17,548)

Basic and Diluted Loss Per Share	$(0.08)	$(0.04)	$(0.77)	$(0.20)

Basic and Diluted Weighted Average Shares Outstanding	88,005	87,554	87,934	87,473